Exhibit 99.1

AMERICAN FINANCE TRUST COMMENTS ON COVID-19

NEW YORK – March 19, 2020 – American Finance Trust, Inc. (Nasdaq: AFIN) (“AFIN” or the “Company”) today issued the following statement regarding the on-going COVID-19 pandemic.

“As we’re all focused on the health of the country, we wanted to provide a corporate update to our shareholders,” said Michael Weil, CEO of AFIN. “While we are doing our part to be responsible global corporate citizens, we remain confident and believe that our business is in good order and that our tenants are strong. We continue to see accretive opportunities for new acquisitions and refinancings at historically low interest rates.”

The following is a list of items the Company will focus on during these unprecedented times:

Managing our Best-in-Class Portfolio: The backbone to our Company’s success is the strength of our portfolio.  We have tirelessly worked towards increasing the underlying tenant creditworthiness of our portfolio to help insulate the Company during times of uncertainty and increase the stability of rental income.  As of December 31, 2019, the top ten tenants in our portfolio are 100% actual or implied investment grade rated1, an increase from 82% at the same time a year ago. 82% of our single tenant portfolio, as measured by annualized straight line rent, are actual or implied investment grade which has also increased from 77% at the same time a year ago. We believe strong underlying tenant credits and a healthy balance sheet will support the Company’s ability to weather any potential short-term headwinds.

Moreover, a significant portion of the Company’s portfolio annualized straight-line rent is derived from service-oriented retailers that are in great demand at this current time, including healthcare, gas and convenience, pharmaceutical, discount retail and grocery sectors. Such invaluable names as Stop & Shop, Aldi’s, Trader Joe’s, Sanofi, Fresenius, DaVita, CVS and Walgreens are substantial tenants of the Company.

We also want to reiterate that we have zero exposure to Art Van, a large regional furniture retailer that recently filed for bankruptcy.

Take Advantage of Favorable Debt Capital Markets:  While equity markets remain volatile, we are working on and continue to explore options to refinance certain pieces of debt to take advantage of the dislocation in the markets. We have daily discussions with our banking partners and believe we will be able to refinance debt at lower rates while extending our debt maturities.

AFIN has carefully built a balance sheet with conservative net leverage2 of 39%. Weighted-average maturity for our in-place debt was 3.8 years at year end. While stock markets remain volatile, we’re seeing record low treasury yields and Federal Funds rates that continue to create opportunities for us to improve our already fortified balance sheet.

Ample Liquidity to Evaluate Acquisitions:  We have ample liquidity and continue to seek acquisitions of credit worthy tenants while partnering with developers, private equity firms, franchise operators, owners and brokers as we build on our long-term, accretive relationships. During the current quarter ending March 31, 2020, we have already closed on over $50 million in acquisitions and continue to build a target rich pipeline of future acquisitions.

We remain confident in our best-in-class portfolio and the dependability of our diversified rental income. We will continue to take advantage of the current dislocation in the markets as we seek accretive acquisitions opportunities and attractive financing costs. We want to thank our loyal shareholders and wish you and your families good health during this time.

Footnotes

1.	As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. As of December 31, 2019, based on ratings information as of that date, single-tenant portfolio tenants were 46.0% actual investment grade rated and 35.6% implied investment grade rate, and anchor tenants in the multi-tenant portfolio were 23.4% actual investment grade rated and 13.9% implied investment grade rated. As of December 31, 2018, based on ratings information as of that date, single-tenant portfolio tenants were 48% actual investment grade rated and 29% implied investment grade rate, and anchor tenants in the multi-tenant portfolio were 32.3% actual investment grade rated and 14.6% implied investment grade rated.
2.	As of December 31, 2019. Represents total debt of $1.7 billion less cash and cash equivalents of $81.9 million divided by total assets of $3.5 billion plus accumulated depreciation and amortization of $529 million. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.

About American Finance Trust, Inc.

American Finance Trust, Inc. (Nasdaq: AFIN) is a publicly traded real estate investment trust listed on the Nasdaq focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S. Additional information about AFIN can be found on its website at www.americanfinancetrust.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. Forward-looking statements may include, but are not limited to, statements regarding stockholder liquidity and investment value and returns. The words “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “may,” “will,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of the ongoing global coronavirus pandemic, including actions taken to contain or treat the coronavirus, on the Company, the Company’s tenants and the global economy and financial markets, as well as those set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed on February 27, 2020 and all other filings with the SEC after that date, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

investorrelations@americanfinancetrust.com

(866) 902-0063